As filed with the Securities and Exchange Commission on May 7, 2001.

                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                         ______________________________

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ______________________________

                         TELETOUCH COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                     75-2556090
   (State or Other Jurisdiction of                   (I.R.S. Employer
    Incorporation or Organization)                 Identification No.)

                   110 N. College, Suite 200, Tyler TX 75702
              Telephone (903) 595-8889, Facsimile (903) 595-8393
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                        ______________________________

                         Robert M. McMurrey, Chairman
                        Teletouch Communications, Inc.
110 N. College, Suite 200, Tyler TX  75702, (903) 595-8889,
                           Facsimile (903) 595-8393
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                         Ralph V. De Martino, Esquire
                     De Martino Finkelstein Rosen & Virga
                        1818 N Street, N.W., Suite 400
                           Washington, DC 20036-2492
                Phone (202) 659-0494, Facsimile (202) 659-1290
                        ______________________________

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                                      (cover continued overleaf)

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Each Class of Securities        Amount to be      Proposed Maximum Price      Proposed Maximum       Amount of Registration
         to be Registered                Registered              Per Share             Aggregate Price                 Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value (1)                  600,000                 $.70 (2)                 $420,000            $105.00
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                                   $105.00
====================================================================================================================================

(1) Represents the maximum number of securities which may be issued pursuant to the Asset Purchase Agreement dated June 5, 2000 by and between the Registrant and Snider Communications Corporation.
(2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, based upon the maximum aggregate offering price of all securities listed in the "Calculation of Registration Fee" table. On April 30, 2001, the closing price of the common stock as reported on the American Stock Exchange, or AMEX as it is known in the securities industry, was $0.70.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment. The amendment will specifically state that this registration statement shall become effective once the amendment is filed in accordance with
Section 8(a) of the Securities Act or until the registration statement shall become effective on the date that the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                         [TELETOUCH LOGO APPEARS HERE]

                         600,000 Shares of Common Stock



    Basic information regarding the offer and resale of common stock issued


     Teletouch Communications, Inc. is registering 600,000 shares of common stock for resale by a selling securityholder as required by the terms of an Asset Purchase Agreement dated June 5, 2000 (the "Purchase Agreement") between Teletouch and Snider Communications Corporation.

     Our common stock is listed on the American Stock Exchange under the symbol "TLL". On April 30, 2001, the closing price of the common stock as reported on the American Stock Exchange, or AMEX as it is known in the securities industry, was $0.70.



An investment in these securities involves a high degree of risk and dilution. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



             The date of this prospectus is _______________, 2001.

                             AVAILABLE INFORMATION

     Teletouch Communications, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). As used in this prospectus, "Teletouch," "we," "us," and "our" refer to Teletouch Communications, Inc., a Delaware corporation, and its subsidiaries.

     The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is WWW.SEC.GOV. The registration statement and its exhibits and Teletouch's Exchange Act Filings may also be inspected at:

     . the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and

     . the offices of the SEC located at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661, and

     . the offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048.

     Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information about Teletouch by referring you to other documents previously filed with the SEC.
The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents, filed with the SEC under the Securities Exchange Act of 1934:

     . Annual Report on Form 10-K (File No. 1-13436) for the fiscal year ended May 31, 2000 (filed with the SEC on August 29, 2000);

     . Quarterly Report on Form 10-Q (File No. 1-13436) for the quarter ended August 31, 2000 (filed with the SEC on October 20, 2000);

     . Quarterly Report on Form 10-Q (File No. 1-13436) for the quarter ended November 30, 2000 (filed with the SEC on January 16, 2001); and

     . Quarterly Report on Form 10-Q (File No. 1-13436) for the quarter ended February 28, 2001 (filed with the SEC on April 18, 2001).

     You may request a copy of any of the documents listed above free of charge. However, exhibits to the information incorporated by reference will not be provided unless the exhibits are themselves specifically incorporated by reference. Requests for information should be made to:

                        Teletouch Communications, Inc.
                               110 North College
                                   Suite 200
                              Tyler, Texas 75702
                          Attn:  Corporate Secretary

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplemental prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by reference to the more detailed information which appears throughout this prospectus or which is incorporated by reference. Each prospective investor is urged to read this prospectus in its entirety.

     On September 30, 2000, Teletouch concluded the asset purchase of Snider Communications Corporation, or "Snider" as used in this prospectus. In consideration for the asset purchase, Teletouch issued 600,000 shares of Teletouch common stock to Snider on September 1, 2000, or the "Snider Shares" as used in this prospectus. Subsequent to the asset purchase, Snider liquidated its holdings and Snider's beneficial owner, Ted L. Snider, Jr., received the Snider Shares. Teletouch is registering 600,000 shares of common stock issued to Snider. Teletouch had 4,298,192 shares of common stock issued and outstanding prior to the issuance of the shares to Snider. Including the Snider Shares, as of April 30, 2001Teletouch had 4,926,189 shares of common stock issued and outstanding out of 25,000,000 shares of common stock authorized.

     This prospectus incorporates by reference Teletouch's most recent Annual Report on Form 10-K and Teletouch's most recent Quarterly Reports on Form 10-Q filed with the SEC pursuant to the Exchange Act. All documents filed by Teletouch pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after February 28, 2001 and before the termination of the offering of the securities are incorporated by reference and are deemed a part of this prospectus from the date of filing of the documents.

                      NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. Forward-looking statements can be identified by the use of such forward-looking terms such as "believes," "expects," "may," "intends," "will," "should" or "anticipates" or the negative forms of those words or other variations or similar terminology, or by discussions of strategy. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including:

     .  our pace of entry into new markets;

     .  our ability to acquire and retain customers in our market areas;

     . our ability to raise additional capital when needed and on acceptable terms;

     . our ability to integrate and maintain internal management, technical information and accounting systems;

     .  the impact of changes in telecommunication laws and regulations;

     . our success in gaining regulatory approval for our products and services, when required;

     .  the timely supply of necessary equipment;

     .  the intensity of competition;

     .  our ability to hire and retain qualified employees; and

     .  general economic conditions.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in any supplement to this prospectus might not occur.

                                  THE COMPANY

     Teletouch Communications, Inc. was incorporated under the laws of the State of Delaware in July 1994 and is headquartered in Tyler, Texas. Teletouch, through its several predecessors, has operated two-way mobile communications services and telemessaging services in East Texas for over 30 years.

     Teletouch provides telecommunications services in non-major metropolitan areas and communities. Currently Teletouch provides services in Alabama, Arkansas, Louisiana, Mississippi, Missouri, Oklahoma, Texas, Tennessee and Florida. Teletouch has 55 sales offices in those states. Through inter-carrier arrangements, Teletouch also provides nationwide and expanded regional coverage.

     After growing rapidly over the past few years, Teletouch's revenues continue to grow only moderately while its subscriber base has declined during the current year. At May 31, 2000 Teletouch had approximately 411,700 pagers in service as compared to approximately 394,200 and 349,700 at May 31, 1999 and 1998, respectively. For fiscal year 2000 Teletouch had total revenues of $56.6 million as compared to $51.1 million and $45.2 million in fiscal years 1999 and 1998, respectively As of the quarter ended February 28, 2001, Teletouch had approximately 380,000 pagers in service. For the nine months ended February 28, 2001 Teletouch had total revenues of $43.1 million as compared to the $41.6 million for the nine months ended February 29, 2000.

     Teletouch's overall business strategy is to continue growing in its existing markets by expanding its product offerings as well as to enter similar, adjacent markets by acquiring other regional paging companies. This strategy will be facilitated by Teletouch's recent purchases of 32 licenses in the 900 MHz spectrum. These licenses will provide significant capacity for Teletouch's markets on a common frequency. Teletouch would consider acquisitions of paging companies that cover larger metropolitan areas as long as those companies also service markets that are strategically located near Teletouch's existing markets. Teletouch believes its current markets offer significant growth potential for wireless services other than paging.

     During the next two years, Teletouch intends to focus most of its expansion efforts on opening new sales offices in targeted market areas already serviced by its existing paging system and broadening the range of products and services it sells. By reducing overhead costs, expanding its product offerings, and focusing on customer service, Teletouch believes that it can improve its operating margins. Additionally, if the opportunity to acquire other regional paging companies arises, Teletouch believes it can achieve better operating results than those achieved by the businesses separately by consolidating administrative functions, taking advantage of economies of scale, and sharing common frequencies to offer existing customers a wider area of paging coverage.

                                 RISK FACTORS

     The securities offered in this prospectus are speculative in nature and involve a high degree of risk. Securities should be purchased only by prospective investors who can afford to lose their entire investment. Each prospective purchaser should consider very carefully the following risk factors, as well as all of the other information contained in or incorporated by reference in this prospectus, before purchasing the securities offered in this prospectus.

Market-Related Risks
--------------------

Current shareholdings will be significantly diluted if other options, convertible securities and outstanding debt are converted into shares of common stock.

     "Dilution" refers to the reduction in the voting effect and proportionate ownership interest of a given number of shares of common stock as the total number of shares increases. Teletouch's issuance of additional stock, convertible preferred stock or convertible debt would result in dilution to the interests of shareholders and may also result in the reduction of your stock price. The exercise of warrants and options may result in additional dilution. The sale of a substantial number of shares into the market, or even the perception that those sales could occur, could depress the price of the common stock.

     The holders of outstanding options, warrants and convertible securities have the opportunity to profit from a rise in the market price of the common stock, if any, without assuming the risk of ownership, with a resulting dilution in the interests of other shareholders. Teletouch may find it more difficult to raise additional equity capital if it should be needed for its business while options, warrants and convertible securities are outstanding. At any time at which the holders of the options, warrants or convertible securities might be expected to exercise them, Teletouch would probably be able to obtain additional capital on terms more favorable than those provided by those securities. Also, some holders of the options and warrants have the right to require registration under the Securities Act of the shares of common stock that are issuable upon exercise of their options and warrants. The cost to Teletouch of effecting any required registration may be substantial.

Teletouch does not anticipate paying cash dividends on its securities.

     Teletouch has never paid and does not anticipate paying any cash dividends on its common stock in the foreseeable future. Dividends on the Series A preferred stock accrue at 14% per annum compounded quarterly and may be paid in kind by issuing additional securities. Cash dividends on Teletouch's common stock or preferred stock, and the redemption of the preferred stock, are prohibited so long as the Credit Agreement is outstanding. The Credit Agreement is discussed in Note F in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K, which is incorporated by reference. Teletouch currently intends to retain all cash flow from operating activities, if any, to finance its operations and to expand its businesses. Teletouch's future cash flow may be insufficient to enable payment of cash dividends.

     The price of Teletouch's equity securities are subject to changes in the performance of the telecommunications sector of the public equity markets or market professionals' views as to such sector. Past or current performance of Teletouch's equity securities is not an indicator of future performance and there is no guarantee that Teletouch's equity securities will increase or decrease in value over time.

Teletouch might not be able to continue to satisfy the requirements for maintaining quotation on AMEX.

     Our common stock is currently traded on The American Stock Exchange ("AMEX" or "the Exchange") under the symbol "TLL"; however, we cannot guarantee that we will be able to continue to satisfy the continued inclusion criteria for trading on the Exchange. Upon notification by the AMEX Listing Qualifications staff that Teletouch would be de-listed unless remedial actions were effected, we provided AMEX with a list of specific actions Teletouch has taken and additional measures that we will take to ensure compliance with the continued inclusion requirements. Consequently, the AMEX Listing Qualifications staff recently notified us that our listing on the Exchange will be continued until August 31, 2001 provided we continue to make favorable progress in satisfying the Exchange's guidelines for continued listing. If, for any reason, our common stock does become ineligible for continued listing and quotation on AMEX, it is anticipated that the shares will trade on the OTC Bulletin Board or in the "pink sheets."

Operational Risks
-----------------

Teletouch must continue to minimize the reduction in its subscriber base while expanding its product offerings to compete.

     Teletouch's future revenue growth is not dependent on any single or small group subscriber base, but will continue to concentrate on business accounts and on individuals interested in continuity, quality and personal service. As of the quarter ended February 28, 2001, Teletouch had approximately 380,000 pagers in service as compared to approximately 411,700 pagers in service at May 31, 2000. Teletouch must minimize the reduction in its subscriber base and expand its product offerings to compete with larger, more mature, better capitalized enterprises. To accomplish this, Teletouch must be able to replace terminating subscribers and attract additional subscribers. However, the sales and marketing expenses and other costs associated with attracting new subscribers are substantial. Accordingly, our ability to improve operating margins will depend in part on our ability to attract new subscribers and retain existing subscribers. While expanding our product offerings, we plan to focus our resources on opening new sales offices, reducing overhead costs, expanding marketing efforts and improving customer service as well as acquiring regional paging companies. However, there is no guarantee that our future efforts in this area will improve subscriber growth and retention.

Teletouch's Board of Directors may issue additional shares of preferred stock without shareholder approval.

     Our Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with rights and preferences that may be determined at various times by the Board of Directors. To date, 426,457 shares of preferred stock have been designated. Accordingly, the Board of Directors may, without stockholder approval, issue one or more new series of preferred stock with rights which are senior to the Series A or the Series B preferred shares or which could adversely affect the voting power or other rights of the holders of outstanding shares of preferred stock or common stock. In addition, the issuance of additional shares of preferred stock may have the effect of rendering more difficult, or discouraging, an acquisition or change in control of Teletouch. See "Description of Securities."

Teletouch's classified Board of Directors makes it difficult for shareholders to effect changes in management.

     Our Board of Directors is divided into three classes. Members of each class serve for staggered three year terms, with members of one class coming up for election each year. The classification of the Board of Directors makes it difficult for shareholders to effect a change in management.

Teletouch's leveraged status.

     Teletouch is significantly leveraged. Financial "leverage" refers to a company's debt in relation to its equity/deficit and includes long-term debt, preferred stock and shareholders' equity/deficit. Teletouch had shareholders' deficit of $16,307,000 and a net tangible book value of negative $55,416,000 at February 28, 2001. "Net tangible book value" is defined as the company's total assets excluding all intangible assets less the company's total current and long-term liabilities. The Credit Agreement, which constitutes the majority of the Company's debt, is discussed in Note F in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K. On February 28, 2001, Teletouch also had long-term indebtedness of $78,536,000. The Credit Agreement also requires the maintenance of specified financial and operating covenants and prohibits any payments on the Junior Subordinated Notes and the payment of dividends. The Credit Agreements was amended as of February 28, 2001, which allowed the Company to meet its financial covenant and principal repayment terms. Pursuant to this amendment, the Company is pursuing a recapitalization of its debt and certain equity securities. In addition, lenders under the facility have indicated that they might be willing to amend the Credit Agreement further in future periods. Although the Company's management believes it will be successful in obtaining future amendments to the Credit Agreement on an "as needed" basis, there can be no assurance that such amendments will be granted. In the event that such amendments cannot be obtained, it is possible that the Company may be unable to comply with the terms of the Credit Agreement, and such inability could result in the acceleration of the payment schedule and the possibility that the Company would be unable to meet its repayment obligations, causing the Company to seek protection from creditors. Because there can be no assurance that these amendments will be provided and because of the accounting requirements set forth in Emerging Issues Task Force Issue No. 86-30, "Classification of Obligations When a Violation is Waived by the Creditor" Teletouch has temporarily classified the amount outstanding under the Credit Agreement as a current liability as of February 28, 2001. Teletouch anticipates that internally generated funds will be sufficient to fund the cash requirements (including debt service) of Teletouch for the next 12 months. However, in the event that cash generated from operations is less than anticipated or operating or other costs are more than anticipated, Teletouch may require additional capital to meet its cash requirements; there can be no assurance such capital will be available, or if available, that it will be obtainable on terms favorable to Teletouch.

     Teletouch's business strategy contemplates that Teletouch continue to consider expansion of its operations through the acquisition of complementary paging companies. Teletouch may be required to raise substantial additional capital in order to make future acquisitions and/or to issue equity or convertible securities. There can be no assurance that any future financing would be available on acceptable terms or that the issuance of securities in that connection would not be highly dilutive to existing stockholders.


Industry and Technological Risks
--------------------------------

Teletouch must stay current with industry standards and general economic trends to compete in the communications services industry.

     Our ability to compete in our industry requires that we stay current with industry standards and general economic trends. Our ability to compete depends on maintaining the following:

     . the capacity, reliability, and security of our communications infrastructure;

     .  our market presence;

     . the timing of introductions of new products and services into the market; and

     .  our ability to support existing and emerging industry standards.

     In every one of Teletouch's markets, there are one or more direct competitors that offer communications services. A few of Teletouch's competitors recently introduced cellular, personal communications service, or PCS as it is known in the telecommunications industry, two-way messaging, and specialized mobile radio services, or SMR as it is known in the industry. Several other competitors announced their intentions to launch cellular, PCS, two-way messaging and/or SMR services, thus competing with Teletouch on some level. These entities include large telecommunications companies and carriers such as Verizon Wireless and Cingular Wireless. These companies and others, including manufacturers of hardware and software used in the business communications industry, could in the future develop products and services that compete with Teletouch on a more direct basis, which would pose the risk of costing Teletouch its customers. In many instances these entities are better capitalized than Teletouch and control significant market share in their respective industry segments.

     In addition, other businesses may be attempting to introduce products similar to those used by Teletouch for the transmission of business information over the Internet. If Teletouch is unable to continue to be competitive in the communications industry our profitability will be negatively affected.

If Teletouch cannot continue to provide quality service at low rates to customers it may lose profits.

     Our ability to maintain quality service and undersell our competitors is essential to our ability to attract and retain customers. We believe price and quality of service in our geographic coverage areas compare favorably with our competitors and are essential to attract and retain customers. Therefore, any narrowing of the difference between our rates and improvement of the quality of service by our competitors could have significant negative effect on our profitability. To the extent this differential decreases, we will need to spend even more effort and money to maintain and attract new customers.

Teletouch and the paging industry in general experience high rates of customer attrition.

     We believe that a high level of customer attrition is common in the paging industry. However, if Teletouch acquires other regional paging companies it can achieve better operating results by consolidating administrative functions, taking advantage of economies of scale and sharing common frequencies to offer customers a wider area of paging coverage. As of the quarter ended February 28, 2001, Teletouch had approximately 380,000 pagers in service as compared to approximately 411,700 pagers in service at May 31, 2000. The level of customer attrition experienced to date may not be indicative of future attrition levels. In addition, any steps taken by Teletouch to counter increased customer attrition may not be successful.

Changes in regulations affecting Teletouch's operations could have a material adverse effect on the value of Teletouch common stock.

     Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, our operations could have a negative effect on Teletouch and the value of the common stock. Teletouch's operations are subject to regulation by the FCC. We anticipate that some of those companies entering this business will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages:

     .  better capitalization;

     .  already have substantial end user customer bases; or

     .  enjoy cost advantages relating to providing cellular and PCS services.

     The introduction of additional strong competitors into the paging business would mean that Teletouch would face substantially increased competition. This could hurt Teletouch's business and result in decreased value of our common stock.

     Also, decisions by the FCC with respect to permissible business activities or pricing practices may have an adverse impact on Teletouch's operations. Moreover, any significant change in regulations by state governmental agencies could significantly increase Teletouch's costs or otherwise limit or impede Teletouch's activities, especially its expansion efforts. The FCC recently took or is currently considering action on various proposals, including proposals relating to interstate access transport services, public filing of rates, proprietary calling cards and billed party preference.

The success of Teletouch's operations requires constant adaptation to new services and technological change.

     Our success is highly dependent on our ability to develop cellular and PCS products and services, and network infrastructure to meet changing customer requirements. The market for our services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. Our future success will depend, in part, on our ability to anticipate changes and to offer on a timely basis services that meet evolving industry standards and changing market expectations. Failure to exploit competitive advantages associated with future technological advances and associated regulatory changes will hamper our overall business, financial condition and results of operations in the future. The success of Teletouch's operations requires continued adaptation to new services and technological change.

     In addition to statements contained elsewhere in this prospectus or incorporated by reference, statements made under the heading "Risk Factors," that are not statements of fact are "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by any forward-looking statements.

     Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "may not", "will," "will not," "should," "should
not," "expect," "intend," "estimate" or "continue" or similar terms.   The
matters set forth under the caption "Risk Factors" in the prospectus constitute cautionary statements identifying important factors with respect to forward-looking statements. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this prospectus. Teletouch undertakes no obligation to update these forward-looking statements.

                                  THE OFFERING

     This prospectus relates to the offer and resale of 600,000 shares of common stock which have been issued by Teletouch to Snider pursuant to the terms of the Purchase Agreement. In a private transaction subsequent to the Purchase Agreement, Snider was liquidated in November 2000 and Ted L. Snider, Jr., who at all times was the beneficial owner of Snider, became the sole shareholder.

                                USE OF PROCEEDS


     The Snider Shares were previously issued pursuant to the terms of the Purchase Agreement. Consequently, the holders of the Snider Shares will receive the proceeds from any resale of these securities pursuant to this prospectus; Teletouch will not receive any of the proceeds from sales of the Snider Shares.

                       DETERMINATION OF OFFERING PRICES

     The Snider Shares were issued by Teletouch to Snider as payment for the purchase of Snider's assets. The holders of or pledgees, transferees, or other persons or entities which receive Snider Shares from Snider may sell their Snider Shares on AMEX (or on any other exchanges on which the securities are listed at the time of sale). The sales prices and terms shall be determined by using the then current market price, or the Snider Shares may be used as payment of debts or other contractual obligations, or the Snider Shares may be sold directly to new purchasers in private sales by the selling securityholder.

                                    DILUTION

     Dilution may result in the event of sale of the Snider Shares into the open market, or in the event of the exercise of other outstanding warrants and options, including options granted pursuant to Teletouch's stock option plan and employment agreements, or conversion of outstanding convertible securities.

                            SELLING SECURITYHOLDERS

     The following table sets forth the beneficial ownership of Teletouch securities as of April 30, 2001 by the sole selling securityholder.

                                                                                   Percent of Common Stock Owned
                                                                              ---------------------------------------
                                         Securities Being Offered                    Before               After
Name of Beneficial Owner                      (Common Stock)                      Offering (1)        Offering (2)
--------------------------------  --------------------------------------      --------------------  -----------------

Ted L. Snider, Jr. as                                           600,000                     12.18%                 0%
 successor-in-interest to
 Snider Communications
 Corporation (3)

___________
(1) As to each person or entity named as beneficial owners, the person's or entity's percentage of ownership is determined by assuming that all of the options being registered are exercisable into shares of common stock as of the date of this prospectus, regardless of vesting schedules or conditions which may pertain to the respective options.
(2) Unless otherwise indicated, assumes the exercise and/or sale of the entirety of the securities being offered by the noted shareholder.
(3) Effective September 30, 2000, Snider Communications Corporation assigned all of its right, title and interest in and to all of its assets, including the Snider Shares, to Ted L. Snider, Jr. under a plan of liquidation.

                           DESCRIPTION OF SECURITIES

Preferred Stock

     Teletouch is authorized to issue 15,000 shares of Series A preferred stock, $.001 par value per share, of which 15,000 shares are issued and outstanding as of the date of this prospectus. Teletouch is authorized to issue 411,457 shares of Series B preferred stock, par value $.001 per share, of which 85,394 shares are issued and outstanding as of the date of this prospectus. There are also 324,173 warrants to purchase Series B Stock outstanding which may be exercised at any time for nominal cost. The Series A Stock and the Series B Stock are collectively referred to as the "preferred stock".

     The holders of Preferred Stock:

     . are entitled to share on a pro rata basis in all of the assets of Teletouch available for distribution to holders of preferred stock upon liquidation, dissolution or winding up of the affairs of Teletouch;

     . have equal pro rata rights to dividends from funds legally available for dividends when, as and if declared by the Board of Directors of Teletouch;

     . have no voting rights, but are entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at all meetings of stockholders.

     .  have redemption provisions as follows:

        . The Series A Stock is redeemable at any time by Teletouch at our option. We may redeem a portion or all of the outstanding shares, as long as we redeem at least $100,000 in value of Series A Stock at a time. The redemption price per share will equal $1,000 plus the amount of all accrued but unpaid dividends on that share.

        . The Series A Stock may also be redeemed at any time upon the request of the holders of a majority of the Series A Stock. The holders can make such a request only when either of these two events have occurred: (1) the ratio of our consolidated debt to EBITDA for any period of 12 consecutive months is less than 2.0, or (2) Teletouch has received proceeds of at least $30 million in any 12-month period by the sale of stock. In this event, the redemption price would be calculated the same as if Teletouch had opted to make the redemption.

        .  The Series B Stock is not redeemable.

     .  have conversion rights as follows:

        . At any time after August 3, 2003, holders of Series A Stock may convert any or all of their shares into common stock. The initial conversion price will equal $5.25 per share, however if the market price of the common stock on the date of conversion is lower, the conversion price will equal that date's market price. Each share of Series A Stock will be converted at a rate calculated by adding $1,000 to the amount of any accrued but unpaid dividends on that share, and dividing the result by the conversion price that is in effect on the date of conversion. There are also anti-dilution provisions which may effect the conversion price; these provisions apply when there are stock splits or combinations, stock dividends or other sorts of recapitalization of our company, and in certain other events.

        . Holders of Series B Stock may convert any or all of their shares into common stock at any time. Each share of Series B Stock is convertible into six shares of common stock. Of the original 411,459 shares of Series B Stock designated for issuance, 324,173 shares are still issuable upon exercise of Series B Warrants, approximately 1,892 shares have been converted to common stock and approximately 85,394 shares remain outstanding.

Common Stock

     Teletouch is authorized to issue 25,000,000 shares of common stock, $.001 par value per share, of which 4,926,189 shares are issued and outstanding as of the date of this prospectus.

     The holders of common stock:

     . have equal pro rata rights to dividends from funds legally available for dividends when, as and if declared by the Board of Directors of Teletouch;

     . are entitled to share on a pro rata basis in all of the assets of Teletouch available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of Teletouch, with such shares to be junior in rank to those of the preferred stock;

     . do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and

     . are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders.

Transfer Agent

     Continental Stock Transfer & Trust Company, New York, New York is the Transfer Agent for Teletouch's common stock.

                              PLAN OF DISTRIBUTION

     The selling securityholder, its pledgees, donees, transferees or other successors-in-interest, may sell all or a portion of the common stock covered by this prospectus in the over-the-counter market, in privately negotiated transactions or otherwise, at:

     .  prices acceptable to the selling securityholder;

     .  fixed prices that may be changed;

     .  market prices prevailing at the time of sale;

     .  prices related to market prices; or

     .  negotiated prices.

     To Teletouch's knowledge, no specific brokers or dealers have been designated by the selling securityholder nor has any agreement been entered into in respect of brokerage commissions or for the exclusive sale of any securities which may be offered pursuant to this prospectus. Alternatively, the selling securityholder may offer or sell the common stock covered by this prospectus through underwiriters, dealers or agents by one or more of the following methods:

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     .  privately negotiated transactions;

     .  short sales;

     . purchases by a broker or dealer as principal and resale by a broker or dealer for its own account pursuant to this prospectus;

     .  a combination of any of the above methods of sale; and

     .  any other method permitted pursuant to applicable law.

     These underwriters, dealers and agents may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholder and/or the purchasers of the shares for whom they may act as agents. The selling securityholder and any broker-dealers or agents that participate with the selling securityholder in sales of the Snider

Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of Snider Shares. If that occurs, any profit on the sale of the shares by these underwriters, dealers or agents and any discounts, commissions or concessions received by them on the resale of the Snider Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the applicable rules and regulations of the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days before the commencement of distribution. The selling securityholder is subject to applicable provisions of the Exchange Act and the rules and regulations thereunder in their entirety and without limitation or exception. In connection with transactions in shares during the effectiveness of the registration statement of which this prospectus is a part, the selling securityholder is also subject to all provisions of Rule 10b-5 and Regulation M in their entirety and without limitation or exception. The effect of all of the rules and regulations referenced above may affect the marketability of the shares.

     Teletouch is required to pay all fees and expenses related to the registration of the Snider Shares. As defined in Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and to the extent permitted by law, Teletouch will indemnify the selling securityholder against any losses, claims, damages, liabilities and expenses (including reasonable attorneys fees, costs and expenses) resulting from any untrue statement of material fact or omission of a material fact contained in or required to be contained in the registration statement, prospectus, preliminary prospectus or any amendments or supplements to these documents.

     While directors, officers or persons controlling Teletouch may be indemnified against Securities Act liabilities under Teletouch's corporate charter and under Delaware corporate law, Teletouch has been informed that while indemnification for liabilities arising under the Securities Act may be permitted it is the SEC's opinion that this kind of indemnification is against public policy and is unenforceable.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named herein received or will receive in connection with this offering any interest, direct or indirect, in Teletouch or any of its subsidiaries. No parties to this offering are connected with Teletouch or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

                                 LEGAL MATTERS

     In connection with the registration of the securities offered in this prospectus, legal matters will be passed upon for Teletouch by De Martino Finkelstein Rosen & Virga, Washington, D.C.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on form 10-K for the year ended May 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.




 No dealer, salesman or any other person was                                  600,000
 authorized in connection with this offering                            Shares of Common Stock
 to give any information or to make any
 representations other than those contained in
 this prospectus.  The prospectus does not
 constitute an offer or a solicitation in any
 jurisdiction to any person to whom it is
 unlawful to make an offer or solicitation.                         TELETOUCH COMMUNICATIONS, INC.
 Neither the delivery of this prospectus nor
 any sale made under the prospectus shall,
 under any circumstances, create an
 implication that either the circumstances of                              ______________
 Teletouch are or the facts set forth in this                                PROSPECTUS
 prospectus changed since the date of this                                 ______________
 prospectus.


            TABLE OF CONTENTS
                                          Page                       [TELETOUCH LOGO APPEARS HERE]
                                          ----

Available Information....................  2
Documents Incorporated by Reference......  2
Prospectus Summary.......................  3
Note on Forward-Looking Statements.......  4
The Company..............................  4
Risk Factors.............................  6
The Offering............................. 11
Use of Proceeds.......................... 12
Determination of Offering Prices......... 12
Dilution................................. 12
Selling Securityholder................... 12
Description of Securities to be
Registered............................... 13
Plan of Distribution..................... 15
Interests of Named Experts and Counsel... 16
Legal Matters............................ 16                              __________________, 2001
Experts.................................. 17



                                    PART II

Item 14.  Other Expenses of Issuance and Distribution

     Teletouch's estimated expenses in connection with the registration of the securities subject of this registration statement are estimated as follows:

     SEC Registration Fee................................ $  105.00
     Printing and Engraving Expenses.....................  1,000.00
     Registrant's Counsel Fees and Expenses..............  9,500.00
     Accountant's Fees and Expenses......................  6,000.00
     Miscellaneous Expenses..............................  1,395.00
                                                          ----------
     Estimated Total..................................... $18,000.00
                                                          ==========

     Underwriting discounts and commissions, if any, are not included in the table above.

Item 15.  Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law empowers a corporation to:

     .  indemnify its directors and officers and

     . to purchase insurance with respect to liability arising out of their capacity or status as directors and officers.

     However, Section 145 does not eliminate the limit on liability of a director:

     . for any breach of the director's duty of loyalty to the corporation or its stockholders,

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, arising under Section 174 of the Delaware general Corporation Law, or

     . for any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law further provides that permitted indemnifications do not exclude any other rights to which directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise. Teletouch's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     The effect of Delaware General Corporation Law and Teletouch's Certificate of Incorporation is that Teletouch is required to indemnify the officers and directors of Teletouch for any claim arising against these persons in their official capacities if the person acted:

     .  in good faith and

     . in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and,

     . with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Teletouch maintains a "claims made" directors' and officers' liability insurance policy with a limit of coverage up to $5,000,000 and a maximum deductible for each claim of $100,000. Teletouch also maintains an excess directors' and officers' liability insurance policy with a limit of coverage of $1,000,000 which becomes effective only after the underlying "claims made" $5,000,000 directors' and officers' liability insurance policy has been exhausted.

     Mr. Wedner, a director, is the beneficiary of an insurance policy maintained by Bank of America, an affiliate of CIVC, which indemnifies employees of Bank of America or its subsidiaries who serve as directors of companies in which Bank of America or its subsidiaries have investments.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Teletouch pursuant to Delaware General Corporation Law and Teletouch's Certificate of Incorporation, the Securities and Exchange Commission has informed Teletouch that it is the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

     5.1 Opinion of Counsel, to be filed by amendment
     23.1 Consent of Ernst & Young, filed herewith
     23.2 Consent of Counsel, to be filed by amendment

Item 17. Undertakings

     Teletouch hereby undertakes:

     (a)  Rule 415 Offering.
          -----------------

          (1) During any period in which offers or sales are being made, Teletouch undertakes to file a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act, Teletouch undertakes that each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of securities.

          (3) Teletouch undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Subsequent Exchange Act Documents Incorporated by Reference.
          -----------------------------------------------------------

          For purposes of determining any liability under the Securities Act, Teletouch undertakes that each filing of Teletouch's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement. Teletouch also undertakes that the offering of securities at that time shall be deemed to be the initial bona fide offering of securities.

     (c)  Indemnification.
          ---------------

          Although the provisions of the this prospectus, Delaware General Corporation Law and Teletouch's Certificate of Incorporation provide for indemnification of directors, officers, and controlling persons for liabilities arising under the Securities Act, Teletouch received advise that in the opinion of the Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     If a claim for indemnification against liabilities is asserted by a director, officer, or controlling person in connection with the securities being registered, Teletouch will:

     . submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act; and

     .  be governed by the final adjudication of the issue unless,

     . in the opinion of its counsel, the matter has been settled by controlling precedent.

     This applies to all claims for indemnification against liabilities other than the payment by Teletouch of expenses incurred or paid by a director, officer, or controlling person of Teletouch in the successful defense of any action, suit or proceeding.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Teletouch certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tyler, Texas, on May 2, 2001.

                              TELETOUCH COMMUNICATIONS, INC.

                              By:   /s/ Robert M. McMurrey
                                   ------------------------
                                   Robert M. McMurrey, Chairman of the
                                   Board

     Pursuant to the requirements of the Securities Act of 1933, the following persons executed this registration statement in the capacities and on the dates indicated.

         Signature                            Title                      Date
         ---------                            -----                      ----

/s/ Robert M. McMurrey          Chairman of the Board,               May 2, 2001
------------------------------
Robert M. McMurrey

/s/ J. Richard Carlson          President, Chief Executive Officer,  May 2, 2001
------------------------------  Chief Operating Officer, Director
J. Richard Carlson

/s/ J. Kernan Crotty            Executive Vice President,            May 2, 2001
------------------------------  Chief Financial Officer
J. Kernan Crotty

/s/ Marcus D. Wedner            Director                             May 3, 2001
------------------------------
Marcus D. Wedner

                                Director                             _____, 2001
------------------------------
Thomas E. Gage

/s/ Clifford E. McFarland       Director                             May 2, 2001
------------------------------
Clifford E. McFarland

------------------------------  Director                             _____, 2001
Charles C. Green III

/s/ Thomas E. Van Pelt, Jr.     Director                             May 2, 2001
------------------------------
Thomas E. Van Pelt, Jr.



                                      II-5